Exhibit 3.19

CERTIFICATE OF AMENDMENT

OF

Sun Edison LLC

1. The name of the limited liability company is Sun Edison LLC.

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

That the registered office of the corporation in the state of Delaware is hereby changed to Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

The registered agent of the corporation is hereby changed to The Corporation Trust Company, the business address of which is identical to the aforementioned registered office of the agent.

3. This Certificate of Amendment shall be effective on upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of Sun Edison LLC this 20th day of April, 2005.

Sun Edison LLC

/s/ Brian Robertson
Brian Robertson, CFO